                                                                   EXHIBIT 10.31

                                 LEASE AGREEMENT
                                 ---------------

                  Made and Executed in Holon on the 13th of September, 1998

Between:          Tadiran, Ltd.

                  Of:  29 Hamerkava St., Holon

                  (hereinafter: the "LESSOR")

                                                                 THE FIRST PARTY
And Between:      Tadiran Telematics, Ltd.

                   Of:  26 Hashoftim St., Holon

                  (hereinafter: the "LESSEE")

                                                                THE SECOND PARTY

Whereas:          The Lessor is the owner and/or the owner of rights to be
                  registered as the exclusive registered owner of the property known as part of Parcel 21 in Block 6781 in the industrial area of Holon (formerly Block 6007 and Block 6008, Parcels
                  137 and 153).

And whereas:      The Lessee desires to lease from the Lessor part of the
                  aforesaid property (part of Building 48 having a total area of
                  1864 sq.m., including 36 sq.m. that are a proportional part of the common areas in the building), whose borders are outlined in red on the blueprints attached as Appendix "A" (that part of the property and everything built upon it and installed therein shall be termed hereinafter: the "Leased Premises")
                  and the Lessor agrees to lease the Leased Premises to the
                  Lessee under terms of unprotected tenancy;

And whereas:      The Parties desire to set out the terms of the lease and use of the Leased Premises for the period and subject to the
                  provisions of this Agreement:

     THEREFORE THE PARTIES HAVE DECLARED, AGREED AND STIPULATED AS FOLLOWS:
     ----------------------------------------------------------------------

1.     The preamble to this Agreement and its Appendix constitute an integral part thereof.

2.     A)    The Lessor leases to the Lessee and the Lessee hereby leases from the Lessor the Leased Premises under terms of unprotected tenancy, pursuant to the provisions of this Agreement.

       B)    The Lease Period shall be from January 1st, 1997 to December 31st,
             1998 (hereinafter: the "First Lease Period") and it shall be extended automatically for three additional periods of two years each, and subsequently for a period of one year and eleven months
             (hereinafter: the "Extended Lease Periods"), unless the Lessee shall notify the Lessor of its desire to terminate the lease, notice to be given 6 months prior to the end of each Extended
             Lease Period (the First Lease Period and the Extended Lease
             Periods, provided no notice for terminating the lease has been received as stated above, shall be together termed hereinafter:
             the "Lease Period").

       C)    To remove any doubt, it is clarified that in any case the Lease
             Period pursuant to this Agreement shall not exceed 9 years and 11 months.

       D)    Upon termination of the lease pursuant to this Agreement, the
             Lessee undertakes to vacate the Leased Premises and surrender possession thereof to the Lessor, empty of any person or object, being in good repair and fit for use except for reasonable wear and tear, all of which is subject to Section 5(B) below.

       E)    The purpose of the lease is: Any legal business within the scope of the Lessee's business.

3.     The Lessee explicitly declares:

       A)    That it knows that subsequent to the entering into force of the
             Tenant Protection Law (Various Provisions), 5728-1968 (hereinafter, the "Law"), and on the date of leasing the Leased Premises pursuant to this Agreement, no tenant was entitled to possession thereof pursuant to the Law.

       B)    That it has paid neither key money nor any other consideration that might be construed as key money upon entering the Leased Premises, nor shall it be entitled to key money or any other consideration upon vacating the Leased Premises.

       C)    That the Law shall not apply to the lease pursuant to this
             Agreement, that it is not a protected tenant, and that it waives a priori any right it may have as a protected tenant in the Leased
             Premises, should such a right apply thereto, as a result of a change in or amendment of the Law, or due to any law that may replace it.

       D)    That it waives, a priori, any right, should it have any such right, to bring suit against the Lessor:

             1)   For any payment whatsoever for registration or modification it may carry out in the Leased Premises.

             2)   For payment of any sum  whatsoever  at the time it vacates the
                  Leased Premises and surrenders possession of the Leased
                  Premises to the Lessor.

             3)   For payment for investments or improvements in the Leased
                  Premises, or any other payment for any reason whatsoever,
                  unless expressly stipulated otherwise by the Parties.

4.     The Lessee hereby declares that it has seen the condition of the Leased
       Premises at the time this Agreement was signed, and agrees to accept it in this condition. The Lessee waives the right of choice due to damage, the right of choice due to evidence, and any other right of choice. The
       Lessee undertakes at its own expense and responsibility, to obtain any licenses that are required and shall be required - if any shall be required - from the municipality and other official authorities for using the Leased Premises, and it hereby releases the Lessor from all responsibility or financial expense of any kind in connection therewith.

5.     A)    The Lessee shall not be entitled to make any structural changes to the Leased Premises and/or to add outbuildings without obtaining written permission in advance from the Lessor. However, it shall be permitted to make internal changes from time to time at its own expense and responsibility, provided these changes shall not be construed in any manner as key money. It is hereby agreed between the parties regarding structural changes to the Leased Premises -
             the parties shall agree in advance with regard to the manner in which the changes are to be carried out, the payment and the rights to the said changes.

       B)    Any internal changes made by the Lessee to the Leased Premises shall remain at the end of the Lease Period, or it shall dismantle them at its own expense and return the Leased Premises to its original state, all in accordance with the requests of the Lessor provided the Lessor's requests shall be reasonable and acceptable.

6.     A)    The Lessee shall be responsible for repairing, at its own expense, any damage or fault discovered in the Leased Premises, including reasonable wear and tear, during the Lease Period as a result of its own use or use by anyone on its behalf, or as a result of use by visitors invited to the Leased Premises by the Lessee.

       B)    If the Lessee does not repair any damage or fault it is obligated to repair under the terms of this Agreement within two weeks after it was discovered and/or occurred and/or made known to the Lessor -
             whichever is sooner - the Lessor shall have the right to perform the said repair at the expense of the Lessee, and the Lessee hereby undertakes to reimburse the Lessor for the amount it spent to repair any said damage and/or fault, within 30 days from the date the Lessor shall so request and against the presentation of a receipt.

7.     Without derogating from the Lessee's responsibility under the terms of this Agreement and/or any law, the Lessee will insure, at its own expense, the Leased Premises and its contents, and the liability it has in connection with the Leased Premises under the terms of this Agreement and according to any law, as specified below:

       A)    An "all risk" property insurance policy for the full value of the
             Leased Premises [to be renewed] from time to time during the Lease
             Period, including an extension for consequential damage due to loss of alternative rental fees.

       B)    Third party liability insurance in amounts that correspond with the expected risks.

       C)    Employer liability insurance, including an extension for the
             Lessor's liability in the event it is found to be liable for the
             Lessee's employees.

       D)    The policies shall include the following extensions:

             1)   Inclusion of the Lessor in the policy as an additional
                  insuree;

             2)   A cross-liability clause (third party liability and
                  employer liability);

             3)   A clause in which the insurer waives the right of
                  subrogation towards the Lessor;

             4)   A clause according to which the insurance shall be primary insurance, and any other insurance held by the Lessor that may cover certain risks - shall be supplementary insurance;

             5)   Income received in connection  with damage to the Leased
                  Premises shall be paid to the Lessor, or anyone who the
                  Lessor shall designate in writing to be paid;

             6)   A cancellation clause - 90 days' prior notification to the
                  Lessor.

       E)    The Lessee undertakes to ensure that the said insurance policies are in force throughout the entire Lease Period, and to present to the Lessor a copy of the policies it has taken out.

       F)    Should the Lessee not take out separate insurance policies in its own name, the Leased Premises shall be insured by the Lessor for the same sums and against the same risks with any insurance company the Lessor shall decide, and the Lessee shall absorb the cost of the premiums paid by the Lessor pursuant to the aforementioned insurance policies.

8.     The Lessee undertakes:

       Not to transfer to others the Leased Premises or any part thereof, nor its rights in the Leased Premises or any part thereof. Notwithstanding the above, the Lessee shall be entitled, subject to prior notification of the Lessor, to allow its subsidiary companies to use the Leased Premises without having any rights therein, and provided they comply with all of the provisions of this Agreement, mutatis mutandis. In any case, the
       Lessee shall be responsible and liable to the

       Lessor for compliance with the provisions of this Agreement by the said subsidiary companies.

9.     The rental fee for the Leased Premises to be paid by the Lessee to the
       Lessor during the Lease Period shall be as follows:

       A)    For the first year of the First Lease Period (that is, January 1,
             1997 to December 31, 1997) - USD 7.77 per month for each sq.m., and
             USD 5.05 for each sq. m. of outbuildings and portable structures
             (if any).

       B)    For the second year of the First Lease Period (that is, from
             January 1, 1998 to December 31, 1998), rental fees shall be updated as follows: The rental fee quoted in sub-Section (A) above will be multiplied by the dollar exchange rate on January 1, 1997 (NIS
             3.251) and will be linked to the Consumer Price Index such that the basic index will be the CPI published on January 1, 1997, i.e., the
             CPI for November 1996 (141 points), and the CPI for the purpose of updating the rental fee for January 1998 will be the CPI published on January 1, 1998, i.e., the CPI for November 1997 (153.6 points).
             The resulting sum will be translated on January 1, 1998 into US dollars. The dollar rate will remain fixed in dollars for that entire year, and will be paid at the US dollar representative on the day of payment.

       C)    For the first of the Extended Lease Periods (that is, from January
             1, 1999 to December 31, 2000) - the rental fee will be updated in the same manner as the rental fees described in sub-Section (B)
             above, where the CPI for the purpose of updating the rent will the
             CPI for November 1998 and November 1999 respectively, and the rent in shekels will be translated according to the representative rate on January 1 of each year.

       D)    At the end of the first of the Extended Lease Periods (that is, on
             December 31, 2000), rental fees will be updated for the second and third Extended Lease Periods on the basis of market prices. If the parties cannot reach an agreement with regard to the rental fee, they will jointly apply for an assessment of the rental fee by a lands assessor who is acceptable to them, and all in accordance with market conditions at that time and based on the condition of the Leased Premises at the time the assessment is conducted.

       E)    At the end of the third Extended Lease Period (that is, on December
             31, 2004), rental fees will be updated once again for the final
             Extended Lease Periods, on the basis of market prices and using a mechanism identical to the one described above in sub-Section (D).

       F)    Rental fees shall be paid in New Israeli Shekels at the US dollar representative rate published on the day of actual payment, every six months in advance, by the 10th of the month in which payment is being made.

10.    The Lessee shall pay to the Lessor, throughout the entire Lease Period,
       Value Added Tax on the rental fee against a legally issued tax invoice, to be submitted by the Lessor.

       The tax sums shall be paid to the Lessor on the date on which the Lessor is obligated by law to pay the sums to the tax authorities.

11.    The Lessee undertakes to pay, throughout the entire Lease Period, all of the taxes and payments of any kind or type whatsoever pursuant to the Leased Premises, municipal tax (arnona) and any other tax or levy that apply to property owners and holders (except property tax), and payments for water usage, telephone, electricity, and the like.

12.    The Lessee undertakes to permit the Lessor to enter the Leased
       Premises at any reasonable time that may be decided in advance, in order to examine the condition of the Leased Premises and/or to make repairs and/or to show the Leased Premises to others.

13.    The Lessee, with 120 days advance notice in writing to the Lessor, may reduce the scope of the lease and return to the Lessor parts of the
       Leased Premises. The Lessee shall then be entitled to a corresponding reduction in rent, provided that the areas returned are adjacent to one another or contiguous such that they enable their lease to another party. It is hereby agreed that the Lessor shall not be entitled to lease, as stated, to a third party whose activities constitute competition and/or a conflict of interests with the Lessee's activities.

14.    The Lessor is entitled to transfer all of its rights under this contract to any other person and/or body without the need for the
       Lessee's consent, provided that the Lessee's rights under this
       Agreement are not compromised. It is hereby agreed that the Lessor shall not be permitted to transfer the rights as stated in this section to a third party whose activities constitute competition and/or a conflict of interests with the Lessee's activities.

15.    If the Lessee breaches or fails to comply with any of the conditions of this Agreement, or if it does not pay on time any of the sums it is obligated to pay in accordance with this Agreement, and this breach is not corrected within 30 days from the day it was requested, in writing, to do so by the Lessor, this Agreement shall be considered null and void. Without derogating from any of the Lessor's rights to any other relief or remedy, the Lessor shall have the right to immediately demand the eviction of the Lessee, and in any case the
       Lessor shall have the right to bring an action against the Lessee for any damage caused to the Leased Premises due to the aforementioned breach or non-compliance, or to effect all of the repairs and other actions to which the Lessee is obligated and to sue for the expenses it incurred from the Lessee, this without derogating from any of its other rights under this Agreement.

16.    A)    Upon the cancellation or termination of the lease for any reason whatsoever, the Lessee must vacate the Leased Premises and surrender it

             to the Lessor in the same reasonable and suitable condition in which it was given to the Lessee, empty and free of any person and object, except for reasonable wear and tear, and all this subject to the contents of Section 5(B) above.

       B)    If the Lessee does not comply with its undertakings according to sub-Section (A) above, it will have to pay to the Lessor, in addition to rent according to Section 9 above, a sum in New Israeli
             Shekels that is three times the daily rental fee for the Leased
             Premises for each day's delay in vacating the Leased Premises as fixed, estimated and pre-arranged damages, and this shall not jeopardize the Lessor's other rights according to this Agreement and/or any law. The damages shall be paid in New Israeli Shekels according to the representative rate published on the day of payment.

17.    The Lessee shall be entitled to hang and/or place signs or markings on the Leased Premises only in places that are approved for such by the recognized authority.

18.    A)    In the event that the Lessor intends to sell the Leased
             Premises, either during the Lease Period or at the end of the Lease
             Period, the Lessor shall grant the Lessee the "right of first refusal" to purchase the Leased Premises at the same terms offered by the Lessor to other candidates.

       B)    The Lessor shall inform the Lessee regarding details of the terms offered to the Lessor regarding any purchase of the Leased Premises as described above, and the Lessee shall inform the Lessor, within
             30 days of its receipt of the said information, whether or not it is willing to purchase the Leased Premises under the same terms.

       C)    If the Lessee advises the Lessor of its consent as outlined above, a sales contract shall be signed between the party that includes the said terms.

19.    It is hereby agreed between the parties that any extension or obstacle to the performance of any action at its appointed time by either party to this Agreement shall not be construed as a waiver of any rights of that party according this Agreement.

20.    This Agreement is subject to the approval of the bodies authorized to approve it for each of the parties, in the event such approval shall be required.

21.    The addresses of the parties are as stated in the preamble to this
       Agreement, and any notice sent by one party to the other to the said address shall be considered to have been received by the designated party within 72 hours of its receipt for delivery via registered mail, and if sent by messenger and/or facsimile - within 24 hours of its delivery.

        AND IN WITNESS THEREOF THE PARTIES HAVE AFFIXED THEIR SIGNATURES

       (- signed -)                                    (- signed -)
--------------------------------             -----------------------------

Tadiran Telematics, Ltd.                                 Tadiran

         [Appendix A which includes the blueprint of the leased property has been omitted]

                          ADDENDUM TO A LEASE AGREEMENT
                          -----------------------------
                   MADE AND EXECUTED ON THE 29TH OF MAY, 2002
                                            ----         ----

Between             Rinat Yogev Real Estate, Ltd.

                    Private Co. 51-3225615

                    Of:  28 Bezalel St., Ramat Gan

                    (hereinafter:  "the Landlord")

                                                               THE FIRST PARTY;
And between:        Tadiran Telematics, Ltd.

                    Private Co. 51-238287-8

                    Of:  25 Hashoftim St., Holon

                    (hereinafter:  "The Tenant")

                                                              THE SECOND PARTY;

Whereas:            On September 18, 1998 a lease agreement was signed between the Tenant and Tadiran Ltd. (hereinafter, "the Lease
                    Agreement"), according to which the Tenant was renting a
                    property known as part of Parcel 21 of Block 6781 in the
                    Holon Industrial Zone, with a built-up area of approximately
                    1,600 sq.m. (hereinafter, "the Leased Property");

And whereas:        On April 18, 2002 the Tenant purchased the Leased Property from Tadiran Ltd., (through Koor Industries, Ltd.), and it was agreed that upon the delivery of possession
                    (hereinafter, "the Determining Date"), all of the rights and obligations of Tadiran Ltd. by virtue of the Lease Agreement would be transferred to the Tenant;

And whereas:        The Lease Agreement expires on November 30, 2006
                    (hereinafter, "the Basic Lease Period");

And whereas:        The parties wish to set out the relationship between them
                    regarding all matters concerning the Lease Period and the
                    Lease Agreement beginning on the Determining Date and
                    therefrom;

        THEREFORE THE PARTIES HAVE DECLARED, AGREED AND STIPULATED AS FOLLOWS:

1.     The Lease Agreement and all of its provisions shall remain in effect without any change, unless and to the extent it is explicitly stated
       otherwise in this agreement. The Lease Agreement is attached to this agreement as APPENDIX A.

2.     In the Lease Agreement, wherever mention is made of Tadiran, Ltd., this shall be replaced with Yogev Real Estate, Ltd.

3.     The Basic Lease Period is hereby extended as follows:

       The Tenant is hereby given five options to extend the Lease Period, for two years each time, for a total of 10 additional years (that is, until
       November 30,

       2016). The Lease Agreement shall be renewed automatically for two years each time in accordance with the aforementioned options, unless the Tenant shall inform the Landlord otherwise by the end of the agreement via written notification 120 days prior to the end of the
       Lease Period.

        AND IN WITNESS THEREOF THE PARTIES HAVE AFFIXED THEIR SIGNATURES:

                  (stamped and signed)            (stamped and signed)

             Rinat Yogev Real Estate, Ltd.      Tadiran Telematics, Ltd.
             -----------------------------      ------------------------
             RINAT YOGEV REAL ESTATE, LTD.      TADIRAN TELEMATICS, LTD.